Exhibit 5.2

Pacific Northwest Office 805 SW Broadway, Suite 2440 Portland, Oregon 97205 Telephone: (503) 419-3000 | Facsimile: (503) 419-3001 www.white-summers.com

Writer’s Direct Dial: (503) 419-3002

June 27, 2016

Pacific Continental Corporation

111 West 7th Avenue

Eugene, Oregon 97401

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Pacific Continental Corporation, an Oregon corporation (the “Company”), in connection with the issuance and sale by the Company of an aggregate of $35,000,000 principal amount of 5.875% fixed-to-floating rate subordinated debentures due June 30, 2026 (the “Notes”), pursuant to the Indenture, dated as of June 27, 2016 (the “Indenture”), as supplemented by the First Supplemental Indenture, dated as of June 27, 2016 (the “Supplemental Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

We have reviewed (i) the Registration Statement on Form S-3 (File No. 333-210550) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), (ii) the prospectus of the Company, dated May 16, 2016, as supplemented by the prospectus supplement, dated June 22, 2016, relating to the Notes (the “Prospectus Supplement”), as filed with the SEC pursuant to Rule 424(b) under the Securities Act, (iii) the Indenture, as supplemented by the First Supplemental Indenture, (iv) the Underwriting Agreement, dated June 22, 2016, by and among the Company and Sandler O’Neill & Partners, L.P., (v) corporate proceedings of the Company relating to the issuance of the Notes, and (vi) such other documents and records and such matters of law and fact as we have deemed necessary or advisable to enable us to render this opinion.

In our examination, we have assumed, without verification, the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, and the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies.

Pacific Continental Corporation

June 27, 2016

Based upon, and subject to, the foregoing, and subject to the limitations, qualifications and assumptions stated herein, we are of the opinion that the Notes have been duly authorized (assuming their due authentication by the Trustee), in accordance with the terms of the Indenture, as amended by the First Supplemental Indenture, and will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture.

This opinion is limited to matters governed by the laws of the State of Oregon. We understand that you will rely as to matters of Oregon law, as applicable, upon this opinion in connection with the matters set forth herein. In addition, we understand that Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”) will rely as to matters of Oregon law, as applicable, upon this opinion in connection with an opinion to be rendered by it. In connection with the foregoing, we hereby consent to your and Pillsbury’s relying as to matters of Oregon law, as applicable, upon this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on June 27, 2016, which is incorporated by reference into the Registration Statement and the prospectus dated May 16, 2016, as supplemented by the Prospectus Supplement, and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
WHITE SUMMERS CAFFEE & JAMES, LLP

/s/ William H. Caffee
William H. Caffee

WHC

cc:	Pacific Continental Corporation

Pillsbury Winthrop Shaw Pittman LLP